Contact:    Jeffrey W. Farrar
        Executive Vice President and CFO
(434) 964-2217
jfarrar@stellarone.com

STELLARONE CORPORATION
REPORTS 92% EARNINGS INCREASE TO $5.5 MILLION

Charlottesville, VA April 26, 2012 – StellarOne Corporation (NASDAQ: STEL) (“StellarOne”) today reported first quarter 2012 earnings of $5.5 million, or $0.24 net income per diluted common share. This represents a 92% increase over net income of $2.9 million or $0.11 per common diluted share recognized during the same quarter in the prior year.

“We are pleased to report a strong quarter to begin 2012, with continuing improvements in asset quality, solid non-interest income growth and reduced operating expenses. Net charge-offs improved to 0.35% of average loans compared to 0.86% in the last quarter, and nonperforming assets as a percentage of total assets improved to 1.52% compared to 1.64% last quarter.   In addition, the first quarter saw marked improvement in operating expenses as compared to last quarter, reflecting an ongoing effort to improve our efficiency and profitability. We continue to see improving loan activity within the commercial loan portfolio, with C&I loans providing the strongest contribution at 5% growth over last quarter”, said O. R. Barham, Jr., President and Chief Executive Officer.

First quarter performance highlights included:

•	Net charge-offs decreased 58.8% or $2.6 million on a sequential basis and are down 60.6% or $2.8 million compared to the same period in the prior year.

•
Nonperforming asset levels decreased 6.7% or $3.2 million on a sequential basis, lowering the ratio of non-performing assets as a percentage of total assets to 1.52% as of March 31, 2012, compared to 1.64% as of December 31, 2011.

•
Net interest margin expanded 6 basis points sequentially to 3.85% in the first quarter of 2012 from 3.79% in the fourth quarter of 2011 due to reduced deposit costs and loans representing a higher percentage of average earning assets.

•
Pre-tax, pre-provision earnings amounted to $8.5 million for the first quarter of 2012, an increase of $378 thousand or 4.7% compared to the fourth quarter of 2011, and an increase of $467 thousand or 5.8% compared to the same period in the prior year.

Net Interest Margin Expands

The net interest margin was 3.85% for the first quarter of 2012, compared to 3.79% for the fourth quarter of 2011 and 3.85% for the first quarter of 2011. The average yield on earning assets for the current quarter increased slightly to 4.64% on a sequential basis as a result of loans representing a higher percentage of earning assets when compared to the preceding quarter. A 6 basis point improvement in the cost of interest bearing liabilities was noted sequentially, moving from 1.00% during the fourth quarter of 2011 to .94% during the first quarter of 2012.  Both investment yields and loan yields contracted 13 basis points and 5 basis points, respectively, on a sequential basis.  Investment yields continue to contract due to lower yields realized on the recent investment of excess liquidity in the current low rate environment.  Loan yields continue to contract slightly due to re-pricing within the current portfolio and reduced yields on new production.  Though margin improved, a decrease in earning assets resulted in a reduction in net interest income on a tax-equivalent basis which amounted to $24.6 million for the first quarter of 2012.  This represents a decrease of $438 thousand from $25.1 in the fourth quarter of 2011, and essentially flat compared to the same period in the prior year. Net interest margin will likely compress moderately going forward as strategic options to continue lowering funding costs become more limited while yields continue to be pressured by pricing competition for quality loan opportunities, lower investment yields, and the flattening yield curve.

Operating Noninterest Income Increases on a Sequential Basis

On an operating basis, which excludes gains and losses from sales and impairments of securities and other assets, total non-interest income amounted to $8.1 million for the first quarter of 2012, up $197 thousand or 2.5% on a sequential basis compared to $7.9 million for the fourth quarter of 2011, and up $408 thousand or 5.3% compared to the same period in the prior year. Other income increased $592 thousand sequentially due to increases in pass through insurance and investment income.  The $408 thousand increase in operating noninterest income when compared to the same period in the prior year stemmed from an increase in retail banking fees of $239 thousand and $119 thousand in mortgage banking-related fees, which were offset by a $220 thousand increase in losses/impairments on foreclosed assets.

Mortgage banking-related fees totaled $2.2 million for the first quarter of 2012, or down $439 thousand or 16.7% compared to $2.6 million for the fourth quarter of 2011 and up $119 thousand or 5.8% when compared to the same quarter in 2011.  The decrease is primarily volume driven and not margin related as loans sold in the first quarter of 2012 totaled $97 million or down $27 million or 21.8% from the $124 million sold during the fourth quarter of 2011.

Retail banking fee income remained relatively flat at $3.8 million for the first quarter of 2012, a decrease of $81 thousand or 2.1% compared to $3.9 million for the fourth quarter of 2011.  This minor decrease was attributable to a decrease of $150 thousand NSF revenue offset by an increase in interchange income of $58 thousand.

Wealth management revenues from trust and brokerage fees for the first quarter of 2012 were $1.3 million or up $284 thousand or 26.8% on a sequential quarter basis and flat compared to the first quarter of 2011. Fiduciary assets increased $19.1 million or 4.3% sequentially to $459.4 million, compared to $440.3 million at December 31, 2011.

Asset Quality and Coverage Ratios Improve

Non-performing assets totaled $44.5 million at March 31, 2012, down $3.2 million or 6.7% sequentially from $47.7 million at December 31, 2011 and down $7.7 million or 14.7% compared to $52.2 million at March 31, 2011.  The ratio of non-performing assets as a percentage of total assets decreased to 1.52% as of March 31, 2012, compared to 1.64% as of December 31, 2011 and 1.80% at March 31, 2011.

Net charge-offs for the first quarter of 2012 totaled $1.8 million, down $2.6 million or 58.8% compared to the $4.4 million for the fourth quarter of 2011 and down $2.8 million or 60.6% when compared to $4.6 million for the first quarter of 2011.  Annualized net charge-offs as a percentage of average loans receivable amounted to 0.35% for the first quarter of 2012, down from 0.86% for the fourth quarter of 2011 and down from 0.88% for the first quarter of 2011.

Foreclosed assets totaled $6.8 million at March 31, 2012, down $1.7 million or 20.3% compared to $8.6 million at December 31, 2011 and down $2.2 million or 24.3% compared to $9.0 million at March 31, 2011. Past due and matured loans between 30 and 89 days totaled $32.7 million at March 31, 2012, down $1.8 million or 5.2% compared to $34.5 million at December 31, 2011.

Included in the loan portfolio at March 31, 2012, are loans classified as troubled debt restructurings (“TDRs”) totaling $34.8 million or 1.7% of total loans.  TDRs were reduced sequentially by 10.2% or $3.9 million as compared to $38.7 million at December 31, 2011. At March 31, 2012, $28.7 million or 82.5% of total TDRs represent residential consumer real estate loans under a mortgage modification program designed to help homeowners remain in their homes.

StellarOne recorded a provision for loan losses of $850 thousand for the first quarter of 2012, a decrease of $900 thousand compared to the $1.8 million recognized for the fourth quarter of 2011 and a decrease of $3.7 million compared to the first quarter of 2011.  This decrease is reflective of the improvement in underlying credit quality metrics used in measuring the risk inherent in the loan portfolio.  The allowance as a percentage of non-performing loans increased to 83.9% at March 31, 2012, from 83.2% at December 31, 2011. The first quarter 2012 provision compares to net charge-offs of $1.8 million, resulting in an allowance for loan losses of $31.6 million at March 31, 2012, a decrease of $973 thousand when compared to $32.6 million at December 31, 2011. The allowance as a percentage of total loans was 1.55% at March 31, 2012, compared to 1.60% at December 31, 2011.

Efficiency Ratio Decreases

The efficiency ratio was 69.77% for the first quarter of 2012, compared to 71.83% for the fourth quarter of 2011 and 71.20% for the same quarter in 2011.  The sequential quarter decrease in the efficiency ratio reflects a 4.1% decrease in overhead offset by a 1.3% decrease in revenues.

The $1.0 million sequential quarter decrease in noninterest expense was driven by decreases of $391 thousand in compensation and benefits expense, $335 thousand in professional fees and $169 thousand in other operating expenses.  The decrease in compensation and benefits is due to the reduction of 35 FTE’s since December 31, 2011 and the absence of nonrecurring items which occurred in the fourth quarter of 2011.  Benefits from branch closings affected in the first quarter of 2012 along with the FTE reduction made during the quarter are expected to be fully realized in the coming quarters with estimated annualized cost savings of $1.0 million.

The decrease in the efficiency ratio relative to the same period in the prior year was largely driven by a 2.0% increase in net revenues, resulting from higher noninterest income driven by increased retail banking fees, mortgage revenues and elevated levels of pass through income reported in other operating income during the first quarter of 2012.

Effective Tax Rate

The provision for income taxes was $2.1 million for the first quarter of 2012 compared to $1.6 million for the fourth quarter of 2011. This produced an effective tax rate for the first quarter of 2012 of 27.8% compared to 24.7% for the prior quarter. The increase in the current quarter’s effective tax rate was primarily due to higher pre-tax earnings relative to permanent tax differences, which remained relatively flat.

Capital Ratios

Risk-based capital ratios continue to substantially exceed published regulatory standards for well-capitalized banks. The period-end tangible common equity ratio was 10.64% at March 31, 2012 compared to 10.52% at December, 2011. Tier 1 risk-based and total risk-based capital ratios were 15.47% and 16.73%, respectively, at March 31, 2012 compared to 15.17% and 16.42% at December 31, 2011. Shareholders’ equity represented 14.28% of total assets at March 31, 2012, while book value per common share was $18.28 per share.

Balance Sheet Remains Stable Sequentially

Period end loans increased $3.3 million, essentially flat compared to the fourth quarter of 2011, while average loans for the first quarter of 2012 were $2.05 billion, unchanged compared to the fourth quarter of 2011. While loan contraction has stabilized, soft demand, pricing competition for quality loans and increased curtailments continue to be obstacles we face while continuing our focus on growing the loan portfolio. Management has placed a primary focus on growing the commercial and industrial loan portfolio which grew sequentially by $9.6 million or 5.0%.  Average securities were $461.2 million for the first quarter, down $5.3 million or 1.1% from $466.6 million for the fourth quarter of 2011, reflecting stability in the loan portfolio, decreases in interest bearing deposits and funding contractions on the liability side. Average deposits for the first quarter of 2012 were $2.40 billion or down $26 million or 1.1% on a sequential quarter basis compared to the fourth quarter of 2011. Average interest bearing deposits decreased sequentially by $22.9 million or 1.1%. At March 31, 2012, total period end assets were $2.93 billion, compared to $2.92 billion at December 31, 2011. Period end cash and cash equivalents were $85.2 million at March 31, 2012, a decrease of $14.8 million or 14.8% compared to $100.0 million at December 31, 2011.

About StellarOne

StellarOne Corporation is a traditional community bank, offering a full range of business and consumer banking services, including trust and wealth management services. Through the activities of our sole subsidiary, StellarOne Bank, we operate over 50 full-service financial centers, one loan production office, and over 60 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.

Earnings Webcast

To hear a live webcast of StellarOne’s first quarter 2012 earnings conference call at 10:00 a.m. (EDT) on April 26, 2012, please visit our website at www.StellarOne.com and click on the Investor Relations section for detailed instructions on how to participate. Replays of the conference call will be available from 1:00 p.m. (EDT) on Thursday, April 26, 2012 through 11:59 PM (EDT) on Thursday, May 3, 2012, by dialing toll free (855) 859 2056 and using passcode #68589331.

Non-GAAP Financial Measures

This report refers to the efficiency ratio, which is computed by calculating noninterest expense less amortization of intangibles and foreclosed asset expense and goodwill impairments and dividing this by the sum of net interest income on a tax equivalent basis and non-interest income excluding gains on securities and losses on foreclosed assets. The report also refers to operating earnings, which reflects net income adjusted for non-recurring expenses associated with mergers, asset gains and losses or expenses that are unusual in nature.  Comparison of our efficiency ratio and operating earnings with those of other companies may not be possible because other companies may calculate them differently.  Pre-tax, pre-provision earnings, which adds back provision and tax expense to net income, is used to demonstrate a more representative comparison of operational performance without the volatility of credit quality that is typically present in times of economic stress. The tangible common equity ratio is used by management to assess the quality of capital and management believes that investors may find it useful in their analysis of the company. This capital measure is not necessarily comparable to similar capital measures that may be presented by other companies. Such information is not in accordance with generally accepted accounting principles in the United States (“GAAP”) and should not be construed as such. These are non-GAAP financial measures that management believes provide investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. StellarOne, in referring to its net income, is referring to income under GAAP.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from historical results, or those anticipated. When we use words such as “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date thereof. StellarOne wishes to caution the reader that factors, such as those listed below, in some cases have affected and could affect StellarOne’s actual results, causing actual results to differ materially from those in any forward-looking statement. These factors include: (i) expected cost savings from StellarOne’s acquisitions and dispositions, (ii) competitive pressure in the banking industry or in StellarOne’s markets may increase significantly, (iii) changes in the interest rate environment may reduce margins, (iv) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, credit quality deterioration, (v) changes may occur in banking legislation and regulation, (vi) changes may occur in general business conditions, and (vii) changes may occur in the securities markets, Please refer to StellarOne’s filings with the Securities and Exchange Commission for additional information, which may be accessed at www.StellarOne.com.

NOTE: Risk-based capital ratios are preliminary.

STELLARONE CORPORATION (NASDAQ: STEL)
SELECTED FINANCIAL DATA (UNAUDITED)
(Dollars in thousands, except per share data)

SUMMARY INCOME STATEMENT	Three Months Ended March 31,
	2012	2011
Interest income - taxable equivalent	$29,684	$31,019
Interest expense	5,062	6,443
Net interest income - taxable equivalent	24,622	24,576
Less: taxable equivalent adjustment	726	713
Net interest income	23,896	23,863
Provision for loan and lease losses	850	4,500
Net interest income after provision for loan and lease losses	23,046	19,363
Noninterest income	8,125	7,670
Noninterest expense	23,557	23,536
Income tax expense	2,114	626
Net income	5,500	2,871
Dividends and accretion on preferred stock	-	(465)
Net income available to common shareholders	$5,500	$2,406

Earnings per share available to common shareholders
Basic	$0.24	$0.11
Diluted	$0.24	$0.11

SUMMARY AVERAGE BALANCE SHEET	Three Months Ended March 31,
	2012	2011
Total loans	$2,054,830	$2,104,031
Total investment securities	461,236	359,027
Total earning assets	2,575,389	2,591,490
Total assets	2,897,624	2,910,242
Total deposits	2,373,887	2,358,546
Shareholders' equity	416,998	427,732

PERFORMANCE RATIOS	Three Months Ended March 31,
	2012	2011
Return on average assets	0.76%	0.40%
Return on average equity	5.30%	2.72%
Return on average realized equity (A)	5.45%	2.75%
Net interest margin (taxable equivalent)	3.85%	3.85%
Efficiency (taxable equivalent) (B)	69.77%	71.20%

CAPITAL MANAGEMENT	March 31,
	2012	2011
Tier 1 risk-based capital ratio	15.47%	16.14%
Tangible equity ratio	10.64%	11.12%
Tangible common equity ratio	10.64%	10.03%
Period end shares issued and outstanding	22,858,900	22,775,733
Book value per common share	$18.28	$17.51
Tangible book value per common share	$13.06	$12.25

	Three Months Ended March 31,
	2012	2011
Shares issued	59,208	27,671
Average common shares issued and outstanding	23,064,048	22,835,761
Average diluted common shares issued and outstanding	23,064,164	22,847,433
Cash dividends paid per common share	$0.06	$0.04

SUMMARY ENDING BALANCE SHEET	March 31,
	2012	2011
Total loans	$2,034,440	$2,064,732
Total investment securities	524,020	380,078
Total earning assets	2,621,833	2,595,852
Total assets	2,925,914	2,898,396
Total deposits	2,401,917	2,364,564
Shareholders' equity	417,920	428,869

OTHER DATA
End of period full time equivalent employees	776	833

NOTES:
(A) Excludes the effect on average stockholders' equity of unrealized gains (losses) that result from changes in market values of securities and other comprehensive pension expense.
(B) Computed by dividing non-interest expense less amortization of intangibles and foreclosed asset expense by the sum of net interest income on a fully tax equivalent basis and non-interest income excluding gains on securities, loss on sale of foreclosed assets and other than temporary impairment on securities and goodwill. This is a non-GAAP financial measure, which we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible, because other companies may calculate the efficiency ratio differently.

(C) Individual amounts shown above are calculated from actual, not rounded amounts in the thousands, which appear above.

STELLARONE CORPORATION (NASDAQ: STEL)
QUARTERLY PERFORMANCE SUMMARY (UNAUDITED)
(Dollars in thousands)

CREDIT QUALITY	Three Months Ended March 31,
	2012	2011
Allowance for loan losses:
Beginning of period	$32,588	$37,649
Provision for loan losses	850	4,500
Charge-offs	(2,383)	(4,979)
Recoveries	560	349
Net charge-offs	(1,823)	(4,630)
End of period	$31,615	$37,519

Accruing Troubled Debt Restructurings	$28,646	$41,335

Loans greater than 90 days past due still accruing	$563	$148

	March 31,
	2012	2011
Non accrual loans	$31,558	$39,096
Non accrual TDR's	6,134	4,078
Total non-performing loans	37,692	43,174
Foreclosed assets	6,836	9,036
Total non-performing assets	$44,528	$52,210
Nonperforming assets as a % of total assets	1.52%	1.80%
Nonperforming assets as a % of loans plus foreclosed assets	2.18%	2.52%
Allowance for loan losses as a % of total loans	1.55%	1.82%
Annualized net charge-offs as a % of average loans outstanding	0.35%	0.88%

	March 31, 2012
	Loans Outstanding	Nonaccrual Loans	Nonaccrual Loans to Loans Outstanding
Construction and land development:
Commercial	$158,753	$8,046	5.07%
Residential	48,478	368	0.76%
Total construction and land development	207,231	8,414	4.06%
Commercial real estate:
Commercial real estate - owner occupied	317,374	5,640	1.78%
Commercial real estate - non-owner occupied	421,288	3,058	0.73%
Farmland	15,851	421	2.66%
Multifamily, nonresidential and junior liens	97,601	5,259	5.39%
Total commercial real estate	852,114	14,378	1.69%
Consumer real estate:
Home equity lines	261,851	3,201	1.22%
Secured by 1-4 family residential, secured by first deeds of trust	451,454	10,805	2.39%
Secured by 1-4 family residential, secured by second deeds of trust	40,789	266	0.65%
Total consumer real estate	754,094	14,272	1.89%
Commercial and industrial loans (except those secured by real estate)	199,453	598	0.30%
Consumer and other:
Consumer installment loans	18,754	-	0.00%
Deposit overdrafts	1,213	-	0.00%
All other loans	1,581	30	1.90%
Total consumer and other	21,548	30	0.14%
Total loans	$2,034,440	$37,692	1.85%

STELLARONE CORPORATION (NASDAQ: STEL)
QUARTERLY PERFORMANCE SUMMARY (UNAUDITED)
(Dollars in thousands, except per share data)
			Percent
			Increase
SELECTED BALANCE SHEET DATA	3/31/2012	3/31/2011	(Decrease)

Assets
Cash and cash equivalents	$85,173	$178,422	-52.26%
Investment securities available for sale	524,020	380,078	37.87%
Mortgage loans held for sale	17,058	12,047	41.60%

Loans:
Construction and land development	207,231	233,514	-11.26%
Commercial real estate	852,114	855,417	-0.39%
Consumer real estate	754,094	766,789	-1.66%
Commercial and industrial loans (except those secured by real estate)	199,453	190,302	4.81%
Consumer and other	21,548	18,710	15.17%
Total loans	2,034,440	2,064,732	-1.47%
Deferred loan costs	312	596	-47.65%
Allowance for loan losses	(31,615)	(37,519)	-15.74%
Net loans	2,003,137	2,027,809	-1.22%

Premises and equipment, net	72,602	77,893	-6.79%
Deferred income tax asset	-	2,413	-100.00%
Core deposit intangibles, net	4,599	6,249	-26.40%
Goodwill	113,652	113,652	0.00%
Bank owned life insurance	42,853	31,435	36.32%
Foreclosed assets	6,836	9,036	-24.35%
Other assets	55,984	59,362	-5.69%

Total assets	2,925,914	2,898,396	0.95%

Liabilities
Deposits:
Noninterest bearing deposits	338,237	307,847	9.87%
Money market & interest checking	998,665	981,617	1.74%
Savings	307,942	275,751	11.67%
CD's and other time deposits	757,073	799,349	-5.29%
Total deposits	2,401,917	2,364,564	1.58%

Federal funds purchased and securities sold under agreements to repurchase	856	1,156	-25.95%
Federal Home Loan Bank advances	55,000	60,000	-8.33%
Subordinated debt	32,991	32,991	0.00%
Deferred income tax liability	3,037	-	N/A
Other liabilities	14,193	10,816	31.22%

Total liabilities	2,507,994	2,469,527	1.56%

Stockholders' equity
Preferred stock	-	28,858	-100.00%
Common stock	22,859	22,776	0.36%
Additional paid-in capital	271,050	270,396	0.24%
Retained earnings	115,056	102,677	12.06%
Accumulated other comprehensive income, net	8,955	4,162	>100%

Total stockholders’ equity	417,920	428,869	-2.55%

Total liabilities and stockholders’ equity	$2,925,914	$2,898,396	0.95%

STELLARONE CORPORATION (NASDAQ: STEL)
QUARTERLY PERFORMANCE SUMMARY (UNAUDITED)
(Dollars in thousands)
			Percent
	For the three months ended		Increase
	3/31/2012	3/31/2011	(Decrease)
Interest Income
Loans, including fees	$26,014	$27,264	-4.58%
Federal funds sold and deposits in other banks	34	68	-50.00%
Investment securities:
Taxable	1,610	1,721	-6.45%
Tax-exempt	1,300	1,253	3.75%
Total interest income	28,958	30,306	-4.45%

Interest Expense
Deposits	4,277	5,533	-22.70%
Federal funds purchased and securities sold under agreements to repurchase	6	8	-25.00%
Federal Home Loan Bank advances	438	640	-31.56%
Subordinated debt	341	262	30.15%
Total interest expense	5,062	6,443	-21.43%

Net interest income	23,896	23,863	0.14%
Provision for loan losses	850	4,500	-81.11%
Net interest income after provision for loan losses	23,046	19,363	19.02%

Noninterest Income
Retail banking fees	3,795	3,556	6.72%
Commissions and fees from fiduciary activities	929	904	2.77%
Brokerage fee income	414	435	-4.83%
Mortgage banking-related fees	2,184	2,065	5.76%
Losses on mortgage indemnifications and repurchases	(354)	(265)	33.58%
Losses on sale of premises and equipment	(16)	-	N/A
Gains on securities available for sale	73	10	>100%
Losses on sale / impairments of foreclosed assets	(348)	(128)	>100%
Income from bank owned life insurance	440	319	37.93%
Other operating income	1,008	774	30.23%
Total noninterest income	8,125	7,670	5.93%

Noninterest Expense
Compensation and employee benefits	12,624	12,355	2.18%
Net occupancy	2,063	2,073	-0.48%
Equipment	2,218	2,020	9.80%
Amortization-intangible assets	413	413	0.00%
Marketing	249	327	-23.85%
State franchise taxes	568	598	-5.02%
FDIC insurance	639	877	-27.14%
Data processing	671	636	5.50%
Professional fees	681	633	7.58%
Telecommunications	425	376	13.03%
Other operating expenses	3,006	3,228	-6.88%
Total noninterest expense	23,557	23,536	0.09%

Income before income taxes	7,614	3,497	>100%
Income tax expense	2,114	626	>100%
Net income	$5,500	$2,871	91.57%

STELLARONE CORPORATION (NASDAQ: STEL)
CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES (UNAUDITED)
THREE MONTHS ENDED MARCH 31, 2012 AND 2011
(Dollars in thousands)

	For the Three Months Ended March 31,
	2012			2011
	Average	Interest	Average	Average	Interest	Average
	Balance	Inc/Exp	Rates	Balance	Inc/Exp	Rates

Assets
Loans receivable, net (1)	$2,054,830	$26,040	5.10%	$2,104,031	$27,303	5.26%
Investment securities
Taxable	322,372	1,610	1.98%	229,709	1,720	3.00%
Tax exempt (1)	138,864	2,000	5.70%	129,318	1,928	5.96%
Total investments	461,236	3,610	3.10%	359,027	3,648	4.06%

Interest bearing deposits	37,156	20	0.21%	77,042	36	0.19%
Federal funds sold	22,167	14	0.28%	51,390	32	0.25%
	520,559	3,644	2.77%	487,459	3,716	3.05%

Total earning assets	2,575,389	$29,684	4.64%	2,591,490	$31,019	4.85%

Total nonearning assets	322,235			318,752

Total assets	$2,897,624			$2,910,242

Liabilities and Stockholders' Equity
Interest-bearing deposits
Interest checking	$585,017	$396	0.27%	$559,393	$533	0.39%
Money market	412,739	544	0.53%	420,202	1,041	1.00%
Savings	296,373	332	0.45%	268,854	468	0.71%
Time deposits:
Less than $100,000	507,797	1,896	1.50%	542,760	2,243	1.68%
$100,000 and more	259,364	1,109	1.72%	264,169	1,248	1.92%
Total interest-bearing deposits	2,061,290	4,277	0.83%	2,055,378	5,533	1.09%

Federal funds purchased and securities sold under agreements to repurchase	835	6	2.95%	1,044	8	3.07%
Federal Home Loan Bank advances	57,363	438	3.02%	80,000	640	3.20%
Subordinated debt	32,991	341	4.09%	32,991	262	3.18%

	91,189	785	3.41%	114,035	910	3.19%

Total interest-bearing liabilities	2,152,479	5,062	0.94%	2,169,413	6,443	1.20%

Total noninterest-bearing liabilities	328,147			313,097

Total liabilities	2,480,626			2,482,510
Stockholders' equity	416,998			427,732

Total liabilities and stockholders' equity	$2,897,624			$2,910,242

Net interest income (tax equivalent)		$24,622			$24,576
Average interest rate spread			3.70%			3.65%
Interest expense as percentage of average earning assets			0.79%			1.01%
Net interest margin			3.85%			3.85%

(1) Income and yields are reported on a taxable equivalent basis using a 35% tax rate.

STELLARONE CORPORATION (NASDAQ: STEL)
FINANCIAL INFORMATION - FOUR QUARTER TREND (UNAUDITED)
(Dollars in thousands, except per share data)

	2012	2011
	Quarter Ended
	March 31,	December 31,	September 30,	June 30,

Interest income	$28,958	$29,793	$30,394	$30,369
Interest expense	5,062	5,520	6,151	6,326
Net interest income	23,896	24,273	24,243	24,043
Provision for loan losses	850	1,750	3,300	3,150
Total net interest income after provision	23,046	22,523	20,943	20,893
Non interest income	8,125	8,409	7,864	7,521
Non interest expense	23,557	24,595	23,346	23,220
Income before income taxes	7,614	6,337	5,461	5,194
Income tax expense	2,114	1,568	1,242	1,169
Net income	$5,500	$4,769	$4,219	$4,025
Preferred stock dividends	-	(271)	(223)	(354)
Accretion of preferred stock discount	-	(702)	(73)	(366)
Net income available to common shareholders	$5,500	$3,796	$3,923	$3,305
Net income per share
basic	$0.24	$0.17	$0.17	$0.15
diluted	$0.24	$0.17	$0.17	$0.14

STELLARONE CORPORATION (NASDAQ: STEL)
SEGMENT INFORMATION (UNAUDITED)
(Dollars in thousands)

At and for the Three Months Ended March 31, 2012

	Commercial	Mortgage	Wealth		Intersegment
	Banking	Banking	Management	Other	Elimination	Consolidated
Net interest income	$23,992	$245	$-	$(341)	$-	$23,896
Provision for loan losses	850	-	-	-	-	850
Noninterest income	6,125	1,811	1,393	27	(1,231)	8,125
Noninterest expense	21,725	1,740	1,135	188	(1,231)	23,557
Provision for income taxes	2,123	95	77	(181)	-	2,114
Net income (loss)	$5,419	$221	$181	$(321)	$-	$5,500

Total Assets	$2,900,980	$17,383	$506	$455,548	$(448,503)	$2,925,914
Average Assets	$2,865,457	$24,988	$461	$454,809	$(448,091)	$2,897,624

At and for the Three Months Ended March 31, 2011

	Commercial	Mortgage	Wealth		Intersegment
	Banking	Banking	Management	Other	Elimination	Consolidated
Net interest income	$23,879	$245	$-	$(261)	$-	$23,863
Provision for loan losses	4,500	-	-	-	-	4,500
Noninterest income	5,644	1,875	1,339	26	(1,214)	7,670
Noninterest expense	21,555	1,906	1,093	196	(1,214)	23,536
Provision for income taxes	645	64	74	(157)	-	626
Net income (loss)	$2,823	$150	$172	$(274)	$-	$2,871

Total Assets	$2,876,655	$12,613	$498	$465,231	$(456,601)	$2,898,396
Average Assets	$2,875,584	$24,683	$485	$464,309	$(454,819)	$2,910,242

STELLARONE CORPORATION (NASDAQ: STEL)
NON-GAAP RECONCILIATION (UNAUDITED)
(Dollars in thousands)

	For the three months ended
	March 31, 2012	December 31, 2011	March 31, 2011
Noninterest expense	$23,557	$24,595	$23,536
Less:
Foreclosed asset expense	104	151	81
Amortization of intangible assets	413	413	413
Adjusted noninterest expense	23,040	24,031	23,042

Net interest income (tax equivalent)	24,622	25,060	24,576
Noninterest income	8,125	8,409	7,670
Less:
Gains on sale of securities available for sale	73	447	10
Losses / impairments on foreclosed assets	(348)	(432)	(128)
Net revenues	$33,022	$33,454	$32,364

Efficiency ratio	69.77%	71.83%	71.20%

	For the three months ended
	March 31, 2012	December 31, 2011	March 31, 2011
Noninterest income	$8,125	$8,409	$7,670
Less:
Gains on securities available for sale	73	447	10
(Losses) gains on sale of premises and equipment	(16)	91	-
Operating earnings	$8,068	$7,871	$7,660

	For the three months ended
	March 31, 2012	December 31, 2011	March 31, 2011
Net income	$5,500	$4,769	$2,871
Plus:
Income tax expense	2,114	1,568	626
Provision for loan losses	850	1,750	4,500
Pre-tax pre-provision earnings	$8,464	$8,087	$7,997

	For the three months ended
	March 31, 2012	December 31, 2011	March 31, 2011
Total stockholders' equity	$417,920	$414,173	$428,869
Less:
Preferred stock	-	-	28,858
Core deposit intangibles, net	4,599	5,011	6,249
Goodwill	113,652	113,652	113,652
Net other intangibles	1,084	1,183	1,480
Tangible common equity	298,585	294,327	278,630

Total assets	2,925,914	2,917,928	2,898,396
Less:
Core deposit intangibles, net	4,599	5,011	6,249
Goodwill	113,652	113,652	113,652
Net other intangibles	1,084	1,183	1,480
Tangible assets	$2,806,579	$2,798,082	$2,777,015

Tangible common equity ratio	10.64%	10.52%	10.03%